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                                                                      Exhibit 23



                             Accountants' Consent
                             --------------------

The Board of Directors
Guest Supply, Inc.:

We consent to incorporation by reference in the Registration Statements (File Nos. 2-89233, 2-89234, 33-22872, 33-63352 and 333-26709) on Form S-8 of Guest
Supply, Inc. of our report dated November 14, 2000, relating to the consolidated balance sheets of Guest Supply, Inc. and subsidiaries as of September 29, 2000 and October 1, 1999, and the related consolidated statements of income and comprehensive income, cash flows, and shareholders' equity for each of the fiscal years in the three-year period ended September 29, 2000, and related schedules, which report appears in the September 29, 2000 annual report on Form 10-K of Guest Supply, Inc.

                                       /s/ KPMG LLP

Short Hills, New Jersey
December 22, 2000